Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 29, 2024, with respect to the statements of assets and liabilities, including the schedules of investment, of VanEck Merk Gold Trust (the “Trust”), as of January 31, 2024 and 2023, and the related statements of operations and changes in net assets for each of the years in the two-year period ended January 31, 2024, and the effectiveness of internal control over financial reporting as of January 31, 2024, incorporated herein by reference.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 29, 2024